Exhibit 99.1

NEWS RELEASE

Enbridge Announces Simplification of Corporate Structure with Proposals to Acquire All of the Outstanding Sponsored Vehicle Equity Securities

Highlights of the proposed restructuring:

•	Enbridge to buy-in sponsored vehicles (EEP/EEQ, SEP and ENF) in exchange for Enbridge common shares

•	Fixed exchange ratios reflect an aggregate value of CAN$11.4 billion, or 272 million Enbridge common shares

•	Post-closing all sponsored vehicle equity securityholders would hold the same publicly traded equity security in a streamlined corporate vehicle

Benefits of the proposed restructuring to Enbridge and sponsored vehicle securityholders:

•	Simplifies and streamlines Enbridge’s corporate and capital structure, bringing all of the core liquids and gas pipeline assets under the umbrella of one single listed entity

•	Increases trading liquidity, transparency and ease of investing in Enbridge’s best-in-class pipeline and utility assets

•	Enhances Enbridge’s credit profile by eliminating sponsored vehicle public distributions and increasing retention of cash flow to support self-funded growth

•	Addresses Enbridge’s risks related to FERC MLP tax allowance elimination

•	If completed on the terms offered, anticipated to have a neutral impact on Enbridge’s three-year financial guidance, with potential for positive impacts beyond 2020 due to tax and other synergies

•	Sponsored vehicle investors benefit from direct ownership in the largest energy infrastructure company in North America, with a well-diversified energy infrastructure asset base, an improved credit profile, enhanced trading liquidity and more sustainable dividends

CALGARY, ALBERTA, May 17, 2018 — Enbridge Inc. (TSX: ENB) (NYSE: ENB) (Enbridge) today announced it has made, on behalf of itself and certain of its wholly owned US subsidiaries, separate all-share proposals to the respective boards of directors of its sponsored vehicles, Spectra Energy Partners, LP (NYSE: SEP), Enbridge Energy Partners, L.P. (NYSE: EEP), Enbridge Energy Management, L.L.C (NYSE: EEQ) and Enbridge Income Fund Holdings Inc. (TSX: ENF), to acquire, in separate combination transactions, all of the outstanding equity securities of those sponsored vehicles not beneficially owned by Enbridge.

The proposed exchange ratios reflect a value for all of the publicly held equity securities of the sponsored vehicles of CAN$11.4 billion, or 272 million Enbridge common shares, if all are completed on the terms offered based on the closing price of Enbridge’s common shares on the Toronto Stock Exchange (TSX) on May 16, 2018. The transactions as proposed are expected to be approximately neutral to Enbridge’s three-year financial guidance and positive to Enbridge’s post-2020 outlook due to tax and other synergies.

In December 2017, Enbridge outlined its 2018-2020 plan that emphasized several priorities, one of which was to assess the potential streamlining and simplification of its corporate structure. Enbridge has a long history of maximizing shareholder value through strong operational performance and efficient capital management, including the sponsorship of its high-payout investment vehicles in the U.S. and Canada. The recent FERC income tax allowance policy reversal and the regulatory rate impact from the U.S. Tax Cuts and Jobs Act (TCJA), as well as the market reactions across the MLP landscape, have challenged the standalone viability of SEP, EEP and EEQ as reliable and cost effective sources of capital to support Enbridge’s growth. Similarly, ENF has lost its cost of capital advantage and is no longer an effective funding vehicle.

After evaluating options to mitigate the effects of these recent actions and the resulting capital markets’ response, and to advance Enbridge’s priority to simplify and streamline its corporate structure, Enbridge believes the proposals are strategically and economically attractive to each of the sponsored vehicles and to Enbridge shareholders. Enbridge expects to discuss the merits of each of the separate proposals with the respective independent committees of each vehicle, upon formation of these committees.

If the transactions are completed, all equity security holders of Enbridge and its sponsored vehicles would benefit from holding a single security that provides direct ownership in the largest energy infrastructure company in North America with best-in-class assets, a low-risk profile and attractive growth.  These transactions offer several benefits to all equity security holders including a simplified structure, improved credit profile, enhanced trading liquidity and more sustainable dividends.

Under the newly changed FERC tax policy, holding certain interstate pipelines in MLP structures is highly unfavorable to unitholders and is no longer advantageous for Enbridge or the U.S. MLPs. The combination of this changed policy and the negative capital markets reaction has impaired the MLP structure for Enbridge’s interstate pipelines. Without this restructuring, and in light of the challenging capital markets conditions and the resulting impact on MLP cash flows, Enbridge’s view is that EEP and SEP will face the cessation of distribution growth, and compromised distribution outlook to unitholders as early as 2019. Similarly, Enbridge’s view is that ENF’s uncompetitive cost of capital will inhibit future dividend growth.

Benefits and Considerations for Enbridge Shareholders

The roll-up of the sponsored vehicles simplifies Enbridge’s corporate and capital structure, resulting in all of the core liquids and gas pipeline assets being held under one effective and streamlined entity, Enbridge. The assets held by the sponsored vehicles are already managed and operated by Enbridge’s U.S. and Canadian subsidiaries and consolidated for financial purposes by Enbridge. Therefore, a broad simplification is achieved by eliminating four publicly traded vehicles while increasing the Company’s ownership in its core businesses and further enhancing its industry-leading, low-risk profile. The buy-in of SEP and EEP addresses Enbridge’s risks related to the FERC MLP tax allowance elimination and the continuing deterioration in the MLP equity marketplace. The restructuring also increases transparency and ease of investing in Enbridge’s best-in-class pipeline and utility assets by reducing the complexity that exists today. The consolidated EBITDA of Enbridge is expected to remain unchanged following the transactions. We expect Enbridge’s credit profile will be enhanced by eliminating sponsored vehicle public distributions. In addition, the roll-up of the sponsored vehicles will create opportunities to further enhance Enbridge’s credit profile by eliminating the structural subordination of certain debt within the Enbridge family.

All of these benefits would be derived with an approximate neutral impact on Enbridge’s three-year financial guidance, assuming each of the transactions occur on terms consistent with these proposals.

Benefits and Considerations for SEP Unitholders

The recent FERC announcements and the regulatory rate impact from the TCJA have negatively affected SEP. Enbridge believes that both the direct consequences of the reversal in FERC policy, as well as the adverse market effects, have weakened SEP’s value proposition and have made it an ineffective and unreliable standalone financing vehicle to support Enbridge’s growth. These adverse impacts are compounded by the challenge SEP would face in mitigating the new FERC tax allowance policy while pursuing its regulatory and rate strategy. As a consequence, Enbridge believes that, on a standalone basis, SEP will face the cessation of distribution growth, and potential reductions in cash distribution to unitholders as early as 2019.

Enbridge believes the proposed transaction mitigates the significant risk SEP faces in its current MLP form as it advances its regulatory and rate case strategies. The proposed restructuring addresses the risk to the cessation of distribution growth or a potential reduction in SEP’s distributions. Additionally, Enbridge’s proposal offers SEP unitholders a security with enhanced trading liquidity and provides direct ownership in North America’s largest energy infrastructure company with diverse, safe and reliable cash flow generation supporting attractive dividend growth.

Under today’s restructuring proposal:

•	SEP unitholders will receive 1.0123 common shares of Enbridge per SEP unit, representing a value of US$33.10 per SEP unit based on the closing price of Enbridge common shares on the NYSE on May 16, 2018; equivalent to the closing price of SEP’s common units on the NYSE on such date.

•	Enbridge believes that the proposed exchange ratio for SEP reflects an appropriate value for SEP units based on its stand-alone value.

•	The proposed merger transaction will be subject to the approval of holders of a majority of the outstanding SEP common units.

Benefits and Considerations for EEP Unitholders and EEQ Shareholders

The recent FERC announcements and the regulatory rate impact from the TCJA have negatively affected EEP and EEQ. Enbridge believes that both the direct consequences of the reversal in FERC policy which, as previously announced, reduces EEP’s distributable cash flow (DCF), as well as the adverse market effects, have weakened EEP’s and EEQ’s credit profile and they are now ineffective and unreliable standalone financing vehicles to support Enbridge’s growth. To sustain investment grade credit ratings, EEP would have to raise considerable external equity at a disadvantaged cost of capital, and also substantially cut its distribution. Enbridge projects that these actions would otherwise have to occur in early 2019.

Enbridge’s proposal offers EEP unitholders and EEQ shareholders a security with enhanced trading liquidity and provides direct ownership in North America’s largest energy infrastructure company with diverse, safe and reliable cash flow generation supporting attractive dividend growth.

Under today’s restructuring proposal:

•	EEP unitholders will receive 0.3083 common shares of Enbridge per EEP unit, representing a value of US$10.08 per EEP unit based on the closing price of Enbridge common shares on the NYSE on May 16, 2018; equivalent to the closing price of EEP’s common units on the NYSE on such date.

•	EEQ shareholders will receive 0.2887 common shares of Enbridge per EEQ share, representing a value of US$9.44 per EEQ share based on the closing price of Enbridge common shares on the NYSE on May 16, 2018; equivalent to the closing price of EEQ’s common shares on the NYSE on such date.

•	Enbridge believes that the proposed exchange ratio for each of EEP and EEQ reflects an appropriate value for their respective securities based on their stand-alone values.

•	The proposed EEP merger transaction is subject to the approval of holders of 66⅔% of the outstanding EEP units. The proposed EEQ merger transaction is subject to the approval of holders of a majority of the outstanding EEQ listed shares, other than Enbridge and its affiliates.

Benefits and Considerations for ENF Shareholders

Enbridge believes ENF’s ability to cost-effectively raise capital has deteriorated and that ENF is no longer a cost-efficient sponsored vehicle. Previously, ENF could acquire assets that generate steady cash flow from Enbridge in a manner that was beneficial to both ENF and Enbridge shareholders. However, that is no longer the case. After ENF’s current slate of organic growth projects are completed in 2020, its uncompetitive cost of capital will jeopardize its ability to benefit from future organic growth opportunities and inhibit future dividend growth.

If the transaction is successful, buying in ENF, along with the other entities in the underlying structure, will advance Enbridge’s simplification strategy and allow ENF shareholders to derive the benefits of a more streamlined Enbridge structure, and to participate in Liquids Pipeline growth within a more diversified asset base. Trading liquidity will be meaningfully enhanced, particularly for institutional holders. Importantly, by exchanging ENF shares for Enbridge common shares, Enbridge believes ENF shareholders will be better positioned for dividend sustainability and growth beyond 2020.

Under today’s restructuring proposal:

•	ENF shareholders will receive 0.7029 common shares of Enbridge per ENF share, representing a value of CAN$29.38 per ENF share, based on the closing price of Enbridge common shares on the TSX on May 16, 2018, reflecting a 5% premium to the closing price of ENF’s common shares on the TSX on May 16, 2018.

•	Enbridge believes that the proposed exchange ratio for ENF reflects an attractive premium to its stand-alone value.

•	The proposed plan of arrangement transaction is subject to the approval (i) by holders of 66⅔% of the outstanding ENF shares present in person or by proxy at a meeting of shareholders, and (ii) by holders of a majority of the ENF shares present in person or by proxy at a meeting of shareholders, other than Enbridge, its affiliates and other insiders.

Other Information

Enbridge’s offers are non-binding and have been approved by the board of directors of Enbridge and certain of its wholly owned US subsidiaries. Before Enbridge or any of such subsidiaries would be in a position to enter into any definitive agreement with any of the sponsored vehicles to effect a proposed transaction, such agreement would need to be reviewed and approved by the board of directors of Enbridge and such subsidiaries. These offers are not conditional on each other, except that the consummation of a transaction involving EEQ will be conditioned on the consummation of a transaction involving EEP.

The consummation of each proposed transaction will be subject to customary closing conditions, including standard regulatory notifications and approvals. There can be no assurance that any transaction will be consummated.

BofA Merrill Lynch and Scotiabank are acting as financial advisors to Enbridge. McCarthy Tetrault LLP, Sullivan & Cromwell LLP and Vinson & Elkins LLP are acting as Canadian, U.S. and tax legal advisors, respectively to Enbridge.

Conference Call Information

Enbridge will host a conference call and webcast on May 17, 2018 at 7:00 a.m. Eastern Time (5:00 a.m. Mountain Time) to discuss the proposed restructuring. Analysts, members of the media and other interested parties can access the call toll free at (877) 930-8043 or within and outside North America at (253) 336-7522 using the access code of 4265758#. The call will be audio webcast live at https://edge.media-server.com/m6/p/zz5fidkz. A webcast replay and podcast will be available approximately two hours after the conclusion of the event and a transcript will be posted to the website within 24 hours. The replay will be available for seven days after the call toll-free (855) 859-2056 or within and outside North America at (404) 537-3406 (access code 4265758#).

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Enbridge’s media and investor relations teams will be available after the call for any additional questions.

FORWARD-LOOKING INFORMATION

This communication includes certain forward looking statements and information (FLI) to provide Enbridge shareholders and potential investors with information about Enbridge and its subsidiaries and affiliates, including Enbridge’s management’s respective assessment of Enbridge and its subsidiaries’ future plans and operations, which FLI may not be appropriate for other purposes. FLI is typically identified by words such as “anticipate”, “expect”, “project”, “estimate”, “forecast”, “plan”, “intend”, “target”, “believe”, “likely” and similar words suggesting future outcomes or statements regarding an outlook. All statements other than statements of historical fact may be FLI. In particular, this news release contains FLI pertaining to, but not limited to, information with respect to the following: the proposed transactions, including the consideration payable in connection therewith and the effects thereof; future business prospects and performance; potential reductions to distributions of the sponsored vehicles; Enbridge’s annual dividend growth and potential dividend increases; trading liquidity; payout of distributable cash flow; Enbridge’s financial strength, guidance, outlook and credit profile; and expected synergies.

Although we believe that the FLI is reasonable based on the information available today and processes used to prepare it, such statements are not guarantees of future performance and you are cautioned against placing undue reliance on FLI. By its nature, FLI involves a variety of assumptions, which are based upon factors that may be difficult to predict and that may involve known and unknown risks and uncertainties and other factors which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by these FLI, including, but not limited to, the following: the negotiation and execution, and the terms and conditions, of definitive agreements relating to the proposed transactions and the ability of Enbridge or ENF, SEP, EEP or EEQ, as applicable, to enter into or consummate such agreements; the risk that the proposed transactions do not occur; negative effects from the pendency of the proposed transactions; the ability to realize expected cost savings and benefits; failure to obtain the required vote of ENF, SEP, EEP or EEQ’s unitholders or shareholders or board support, as applicable; the timing to consummate the proposed transactions; the focus of management time and attention on the proposed transactions and other disruptions arising from the proposed transactions; estimated future dividends and distributions; financial strength, guidance, outlook and flexibility; debt and equity market conditions, including the ability to access capital markets on favorable terms or at all; cost of debt and equity capital; potential changes in the Enbridge share price which may negatively impact the value of consideration offered to SEP and EEP unitholders and EEQ and ENF shareholders; expected supply and demand for crude oil, natural gas, natural gas liquids and renewable energy; prices of crude oil, natural gas, natural gas liquids and renewable energy; economic and competitive conditions; expected exchange rates; inflation; interest rates; tax rates and changes; completion of growth projects; anticipated in-service dates; capital project funding; success of hedging activities; the ability of management of Enbridge, its subsidiaries and affiliates to execute key priorities, including those in connection with the proposed transactions; customer, shareholder, regulatory and other stakeholder approvals and support; regulatory and legislative decisions and actions; and public opinion. We caution that the foregoing list of factors is not exhaustive. Additional information about these and other assumptions, risks and uncertainties can be found in applicable filings with Canadian and U.S. securities regulators, including any proxy statement, prospectus or registration statement to be filed in connection with the proposed transactions. Due to the interdependencies and correlation of these factors, as well as other factors, the impact of any one assumption, risk or uncertainty on FLI cannot be determined with certainty.

Except to the extent required by law, we assume no obligation to publicly update or revise any FLI, whether as a result of new information, future events or otherwise. All FLI in this news release is expressly qualified in its entirety by these cautionary statements.

IMPORTANT NOTICE TO INVESTORS

This press release is not a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell common units of SEP, Class A common units of EEP, Listed Shares of EEQ or common shares of ENF and it is not a substitute for any proxy statement or other filings that may be made with the Securities and Exchange Commission (“SEC”) should these proposed transactions go forward. If such documents are filed with the SEC, investors will be urged to thoroughly review and consider them because they will contain important information, including risk factors. Any such documents, once filed, will be available free of charge at the SEC’s website (www.sec.gov) and from Enbridge and SEP, EEP, EEQ and ENF as applicable.

About Enbridge Inc.

Enbridge Inc. (the Company) is North America's premier energy infrastructure company with strategic business platforms that include an extensive network of crude oil, liquids and natural gas pipelines, regulated natural gas distribution utilities and renewable power generation. The Company safely delivers an average of 2.8 million barrels of crude oil each day through its Mainline and Express Pipeline; accounts for approximately 65% of U.S.-bound Canadian crude oil exports; and moves approximately 20% of all natural gas consumed in the U.S., serving key supply basins and demand markets. The Company's regulated utilities serve approximately 3.7 million retail customers in Ontario, Quebec, and New Brunswick. Enbridge also has interests in more than 2,500 MW of net renewable generating capacity in North America and Europe. The Company has ranked on the Global 100 Most Sustainable Corporations index for the past nine years; its common shares trade on the Toronto and New York stock exchanges under the symbol ENB.

Life takes energy and Enbridge exists to fuel people's quality of life. For more information, visit www.enbridge.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Media	Investment Community
Suzanne Wilton	Jonathan Gould
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: suzanne.wilton@enbridge.com	Email: investor.relations@enbridge.com